EXHIBIT 99.1

Contact: Scott Drill, President and CEO (763) 392-6200; (800) 874-4648

FOR IMMEDIATE RELEASE

Insignia Systems, Inc. Reports First Quarter Loss of $(1,057,000)
on First Quarter Net Sales of $4,972,000

MINNEAPOLIS – April 20, 2005 – Insignia Systems, Inc. (Nasdaq: ISIG) today reported net sales of $4,972,000 for the first quarter ended March 31, 2005, an increase of 5.7%, compared to net sales of $4,706,000 for the first quarter of 2004. The net loss for the first quarter of 2005 was $(1,057,000) or $(0.07) per share, compared to $(1,457,000), or $(0.12) per share, for the first quarter of 2004. Insignia Point-of-Purchase Services® (POPS) revenues for the first quarter were $4,137,000, an increase of 13.1%, compared to first quarter 2004 POPS revenues of $3,659,000.

CEO Scott Drill commented, “Although our POPS business has not yet returned to a high growth mode, we are encouraged that for the second quarter in a row we have achieved a favorable year-to-year quarterly comparison. We believe this trend will continue in that we have POPS customer orders for approximately $4,280,000 for the current quarter with six weeks of selling time left. POPS revenue in the second quarter of 2004 was $4,054,000. We are optimistic we can grow POPS revenue in the second half of 2005 and beyond.”

Drill went on to state, “Our cash position at quarter end was $3,057,000 versus $6,156,000 as of December 31, 2004. The decrease is the result of the operating loss in combination with previously accrued guarantee payments related to fiscal year 2004 which were made to certain retailers. We expect cash to remain at approximately the same level through the end of the second quarter. Legal expense in the first quarter was $490,000. Discovery continues to be on hold in both New York and Minnesota pending rulings by the judges on key motions in both cases. We anticipate that these rulings will be made shortly.”

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Insignia  Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

April 20, 2005	Insignia Systems, Inc. Reports First Quarter Loss	Page 2

Conference Call

The Company will host a conference call today, April 20 at 4:00 p.m. Central Time. To access the live call, dial 800-946-0705. The conference code is 4053144. Please be sure to call in about 5-10 minutes before the call is scheduled to begin. Audio replay will be available approximately three hours after the call through April 28, 2005. To access the replay, dial 888-203-1112 and reference the passcode 4053144.

Insignia Systems, Inc. is an innovative developer and marketer of in-store advertising products, programs and services to retailers and consumer goods manufacturers. Through its Point-Of-Purchase Services (POPS) business, Insignia is contracted with more than 12,000 chain retail supermarkets and drug stores, including A&P, Kroger, Pathmark, Safeway and Rite Aid. Through the nationwide POPS network, over 190 major consumer goods manufacturers, including General Mills, Hormel Foods, Kellogg Company, Nestlé, Pfizer, S.C. Johnson & Son and Tyson Foods, have taken their brand messages to the point-of-purchase. For additional information, contact 888-474-7677, or visit the Insignia POPS Web site at www.insigniapops.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements. The Company’s actual results could differ materially from these forward-looking statements as a result of a number of factors, including risks and uncertainties as described in the Company’s SEC Form 10-K for the year ended December 31, 2004. The Company wishes to caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.

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Insignia  Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com

April 20, 2005	Insignia Systems, Inc. Reports First Quarter Loss	Page 3

Insignia Systems, Inc.
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Net Sales	$4,972,000	$4,706,000
Cost of Sales	3,240,000	3,346,000
Gross Profit	1,732,000	1,360,000
Operating Expenses:
Selling	1,440,000	1,512,000
Marketing	333,000	268,000
General & administrative	1,017,000	1,051,000

Operating Loss	(1,058,000)	(1,471,000)
Other Income	1,000	14,000

Net Loss	$(1,057,000)	$(1,457,000)

Net Loss Per Share
Basic and diluted	$(0.07)	$(0.12)

Shares used in calculation of
net loss per share:
Basic and diluted	15,002,000	12,472,000

SELECTED BALANCE SHEET DATA

	March 31, 2005	December 31, 2004

Cash and cash equivalents	$3,057,000	$6,156,000
Working capital	$3,829,000	$4,813,000
Total assets	$7,969,000	$9,921,000
Total liabilities	$3,641,000	$4,588,000
Shareholders' equity	$4,328,000	$5,333,000

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Insignia  Systems, Inc. • 6470 Sycamore Court North, Maple Grove, MN 55369 • Phone 763-392-6200 • Fax 763-392-6222
http://www.insigniasystems.com • email: info@insigniasystems.com